Exhibit 99.1

Contacts:

MEDIA Mayura Hooper Charles Schwab Phone: 415-667-1525	INVESTORS/ANALYSTS Jeff Edwards Charles Schwab Phone: 415-667-1524

THE CHARLES SCHWAB CORPORATION ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER

WESTLAKE, TX, October 28, 2022 — The Charles Schwab Corporation today announced its Board of Directors has approved the appointment of Carrie Schwab-Pomerantz as a director, effective immediately.

Schwab-Pomerantz is currently a managing director at Charles Schwab & Co., leading the firm’s efforts across financial literacy, community service and philanthropy. She is also a recognized personal finance expert and author, known for her popular investing advice column Ask Carrie. She originally joined the firm in 1983 and began her tenure in client-facing and product roles. She has served as Board Chair of the Charles Schwab Foundation since 2014 and as Board Chair of Schwab Charitable since 2012. She is Chair of the National Board of Governors for Boys & Girls Clubs of America and serves on the Board of Directors of the Haas School of Business at the University of California, Berkeley. She has advised two presidential administrations on financial literacy, as a member of the Advisory Council for Financial Capability under President Barack Obama and as an advisor to the Advisory Council for Financial Literacy under President George W. Bush.

“We are fortunate to have Carrie join the Schwab Board,” said Walt Bettinger, Co-Chairman and Chief Executive Officer of The Charles Schwab Corporation. “She brings a life-long passion for helping both investors and communities thrive, as well as recognized expertise in guiding investors towards financial wellbeing – an important element of the firm’s long-term success.”

Schwab-Pomerantz will serve on the Board’s Risk Committee. She will join the class of directors whose term expires at the Company’s annual meeting of stockholders in 2023. She will retire from her current executive role in the firm and step down as chair of the Charles Schwab Foundation and Schwab Charitable boards in the first half of 2023.

About Charles Schwab

The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with 33.9 million active brokerage accounts, 2.3 million corporate retirement plan participants, 1.7 million banking accounts, and $6.64 trillion in client assets. Through its operating subsidiaries, the company provides a full range of wealth management, securities brokerage, banking, asset management, custody, and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiaries, Charles

Schwab & Co., Inc., TD Ameritrade, Inc., and TD Ameritrade Clearing, Inc., (member SIPC, www.sipc.org), and their affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent, fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its primary banking subsidiary, Charles Schwab Bank, SSB (member FDIC and an Equal Housing Lender), provides banking and lending services and products. More information is available at www.aboutschwab.com.

TD Ameritrade, Inc. and TD Ameritrade Clearing, Inc. are separate but affiliated companies and subsidiaries of TD Ameritrade Holding Corporation. TD Ameritrade Holding Corporation is a wholly owned subsidiary of The Charles Schwab Corporation. TD Ameritrade is a trademark jointly owned by TD Ameritrade IP Company, Inc. and The Toronto-Dominion Bank

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